                                                                     EXHIBIT 4.2

                                                                     EXHIBIT 4.2


             CITIZENS BANCSHARES, INC. NON-QUALIFIED STOCK OPTION
                   AND STOCK APPRECIATION RIGHTS AGREEMENT



     THIS AGREEMENT, dated as of this 18th day of April, 1995, by and between Citizens Bancshares, Inc., an Ohio corporation with its offices at 10 East Main Street, Salineville, Ohio 43945 (the "Corporation") and _______________ (the "Employee"), a full-time employee of the Corporation or one of its subsidiaries.

     SECTION 1. Under the provisions of the 1995 Non-Qualified Stock Option and Stock Appreciation Rights Plan (the "Plan"), the Corporation hereby grants to the Employee (i) the option (the "Option") of purchasing an aggregate of common shares of the Corporation at the price of $34.50 per share and (ii) stock
appreciation rights ("SARs") with respect to         common shares of the
Corporation at a price of $34.50 per share, subject to the terms and conditions set forth in the Plan and as hereinafter set forth.

     SECTION 2. Notwithstanding any other provision herein, this Option and the SARs shall expire no later than ten years from the date of this Agreement.

     SECTION 3. The Option and SARs shall vest and become exercisable three (3) years from the date of this Agreement.

     SECTION 4. This Option and SARs are not transferable by the Employee to any other person (or to a trust for the benefit of Employee), otherwise than by will or by the laws of descent and distribution, and are exercisable, during the lifetime of the Employee, only by the Employee or Employee's guardian or legal representative. After the death of the Employee, the Option and SARs are exercisable only by the Employee's administrator, executor, or court-appointed fiduciary.

     SECTION 5. The Option and SARs which are exercisable by Employee but have not been exercised as of the date of termination of Employee's employment with the Corporation (other than by reason of death or full disability) may be exercised by Employee during the thirty (30) day period commencing on the date such employment terminates. If such termination occurs by reason of Employee's death or full disability, the Option and SARs held by the Employee shall immediately become exercisable for a one (1) year period subsequent to the date of death or full disability; provided, however, that in no event shall the Option and SARs be exercisable after their respective expiration date(s).

     SECTION 6. Nothing herein contained shall confer upon the Employee any right to continue in the employ of the Corporation, or limit or restrict any right which the Corporation would otherwise have to terminate the employment of the Employee with or without cause or to adjust Employee's compensation.

     SECTION 7. Subject to the provisions of Section 8(a) of this Agreement, in the event that at any time while the Option and SARs have been awarded and are outstanding, the common shares of the Corporation shall be changed to or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation (collectively, a "Recapitalization"), then for all purposes of this Agreement there shall be substituted for the Option and SARs previously awarded that number of Options and stock appreciation rights which would maintain the value of the Option and SARs on the same basis as if the Recapitalization had not taken place. If the Corporation shall issue a stock dividend in its common shares, the number of common shares thereafter represented by the Option and SARs shall be adjusted by adding thereto the number of common shares that would have been distributed as a stock dividend had the common shares represented by the Option and SARs been outstanding on the record date for the payment of the stock dividend. If there shall be any other change in the number or kind of outstanding common shares or other securities of the Corporation, or of any shares of stock or other securities into which the common shares of the Corporation shall have been changed or for which they shall have been exchanged, then The Personnel and Compensation Committee of the Corporation's Board of Directors (the "Committee") shall make such adjustment, if any, in the number or value of the Option and SARs as the Committee, in its sole discretion, may determine is equitably required by such change, and such adjustment so made shall be effective and binding for all purposes.

     SECTION 8

     (a) If the Corporation shall liquidate or dissolve, or shall be a party to a merger or consolidation with respect to which it shall not be the surviving corporation, the Corporation shall give written notice thereof to the Employee at least thirty days prior thereto, and notwithstanding the provisions of
Section 3, the Employee shall have the right within said thirty-day period (but within the ten-year period specified in Section 2) to exercise the option and SARs in full to the extent not previously exercised. To the extent that the Option and SARs shall not have been exercised on or prior to the effective date of such liquidation, dissolution, merger or consolidation, they shall terminate on said date, unless assumed by another corporation within the meaning of
Section 425(a) of the Internal Revenue Code of 1986, as amended ("Code").

     (b) Notwithstanding the provisions of Section 3, the Option and SARs granted hereby shall become exercisable in full if and when any corporation, partnership, joint venture, person, or a group acting together for a similar purpose shall directly or indirectly acquire or announce an intent to directly or indirectly acquire control of the Corporation or any successor or assignee of the Corporation. For purposes of this Section 8(b), control shall mean the acquisition of, or the formation of a group whose members beneficially own shares of the Corporation, which after giving effect thereto, would meet the definition of a "Control Share Acquisition" as set forth in Article SIXTH of the Corporation's Third Amended Articles of Incorporation.

     SECTION 9.

     (a) The Option may be exercised by delivering to the Corporation at the office of its President a written notice, signed by the person entitled to exercise the Option, of an election to exercise the option and stating the number of Option shares to be purchased. Such notice shall, as an essential part thereof, be accompanied by the payment of the full purchase price of the Option shares then to be purchased. Upon payment within the time period specified by the Corporation of the amount, if any, in cash, required to be withheld for federal, state and local tax purposes on account of the exercise of the Option, the Option shall be deemed exercised as of the date the Corporation received such notice. Payment of the full purchase price must be made in cash. Upon the proper exercise of the Option, the Corporation shall issue and deliver to the Employee a certificate or certificates for the Option shares purchased. Employee shall have no rights as shareholder or otherwise with respect to any of the Option shares as to which the Option shall not have effectively been exercised as herein provided.

     (b) SARs will be exercised automatically at the time that the Option shares that were granted in connection with said SARs are exercised in accordance with the formula set forth in Section 9d of the Plan. Each SAR shall entitle the Employee, upon surrender thereof, to receive from the Corporation in exchange therefor an amount equal to the product of: (i) the excess of the fair market value of one common share over the SAR price per share (ii) times the number of common shares covered by the SAR, or portion thereof, which is surrendered; provided, however, that the Corporation shall not be obligated upon the exercise of an SAR to pay to the Employee an amount which exceeds one hundred percent (100%) of the SAR price. Payment shall be made in Corporation common shares valued at fair market value (as determined by the Board of Directors in its sole discretion), or in cash, or partly in common shares and partly in cash, as shall be determined by the Committee. No fractional shares will be issued but instead cash will be paid for a fraction or, if the Committee should so determine, the number of common shares will be rounded downward to the next whole common share.

     SECTION 10. The Option and SARs shall not be exercisable if such exercise would violate:

     (a) Any applicable state securities law;

     (b) Any applicable registration or other requirements under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

     (c) Any applicable legal requirement of any other governmental authority, including but not limited to the Corporation's obligation to withhold income taxes in connection with the exercise of this option.

The Corporation agrees to make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of the Option and SARS. Furthermore, if a Registration Statement with respect to the common shares to be issued upon the exercise of this option is not in effect or if counsel for the Corporation deems it necessary or desirable in order to avoid possible violation of the Securities Act of 1933, as amended (the "Securities Act"), the Corporation may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to the Corporation of a commitment in writing by the person exercising the option that at the time of such exercise it is his intention to acquire such shares for his own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be "restricted securities" as defined in Rule 144 under the Securities Act; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the Securities Act, and the other rules and regulations promulgated thereunder. The Corporation may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the Act or the rules and regulations thereunder would be involved in such transfer.

     SECTION 11. This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422A of the Code.

     SECTION 12. The Committee of the Corporation shall have authority, subject to the express provisions of the Plan, to construe and interpret this Non-Qualified Stock Option and Stock Appreciation Rights Agreement and the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. All determinations of the Committee shall be final and binding upon all persons. The Board of Directors may at any time or from time to time grant to the Committee such further powers and authority as the Board shall determine to be necessary or desirable. All action by the Committee under the provision of this Section shall be conclusive for all purposes.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first-above written.



                                         CITIZENS BANCSHARES, INC.



                                         By:
                                            -----------------------------
                                            Marty E. Adams, President


                                            -----------------------------
                                                         , Employee
                                            -------------